UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name: First Eagle ETF Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1345 Avenue of the Americas

New York, New York 10105

Telephone Number (including area code): (212) 698-3300

Name and address of agent for service of process:

David O’Connor

1345 Avenue of the Americas

New York, New York 10105

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:YES ☒ NO ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 15th day of September 2025.

FIRST EAGLE ETF TRUST

		By:	/s/ David O’Connor
		Name:	David O’Connor
		Title:	Sole Trustee, President, Secretary and Treasurer

Attest:	/s/ Sheelyn Michael
Sheelyn Michael

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